PARTICIPATION

AND

SHAREHOLDERS AGREEMENT

Parties:

Wind en Water Technologie B.V. Americas Wind Energy, Inc.

DOEN Participaties B.V. Meltech Holding B.V.

and

Emergya Wind Technologies B.V.

20 July 2005

CONTENTS
1.	Definitions and interpretation	2
2.	Participation	4
3.	Decision-making	6
4.	Management Board	7
5.	Supervisory Board	7
6.	Objectives and reporting	8
7.	Restrictions on Share transfers, change of control	9
8.	Distribution of dividends and Capital Gain	10
9.	Restrictive covenants	11
10.	Confidentiality	13
11.	Penalty	13
12.	Announcements	14
13.	Duration and termination	14
14.	Miscellaneous	15
15.	Governing law and jurisdiction	17

ATTACHMENTS

Schedule 1	Business activities
Schedule 2	Business Plan
Schedule 3	Shareholders’ resolution to issue Shares
Schedule 4	Share issue deed
Schedule 5	Management agreement
Schedule 6	Approval and signature authorities
Schedule 7	License Agreement EWT – AWE

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This agreement ("Agreement") is made between:

I.	Wind en Water Technologie B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, with its registered seat in Schoondijke, the Netherlands ("WWT");

II.	DOEN Participaties B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, with its registered seat in Amsterdam, the Netherlands ("DOEN Participaties");

III.	Americas Wind Energy, Inc., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of Canada, with its registered seat in Toronto, Ontario, Canada ("AWE");

IV.	Meltech Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, with its registered seat in Naarden, the Netherlands ("Meltech");

V.	Emergya Wind Technologies B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, with its registered seat in Hoofddorp, the Netherlands ("Company").

Parties sub I, II, and III jointly referred to as “Shareholders” and individually each a “Shareholder”. The Shareholders, Meltech and the Company jointly referred to as “Parties” and individually each a “Party”. This Agreement fully replaces the previous shareholder agreement between WWT and AWE. However, Parties maintain the principles of that agreement by issuing this new version at the occasion of the entry of DOEN as a Shareholder.

Recitals:

A.	The Company is primarily engaged in the business activities referred to in Schedule 1;

B.	WWT and AWE are the current shareholders of the Company. DOEN Participaties desires to participate in the Company. The Shareholders wish to regulate their relationship as Shareholders in the Company and therefore to enter into this Agreement;

C.	Parties acknowledge that Meltech, by partially converting its herein mentioned subordinated loan of € 500.000 and a, as of yet undisclosed, “Strategic Investor” by a direct investment of € 500.000 in the share capital of the Company may, in due course,

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become Shareholders in the Company and a Party to this Agreement under the exact same terms and conditions. In order to be regarded as the Strategic Investor under this Agreement, the direct investment shall be effectuated prior to September 30th, 2005.

D.	Parties acknowledge that Meltech has committed to furnishing a subordinated loan of in total € 500,000. Of this total, an amount of € 120,000 has been provided to the Company resulting in € 380,000 as amount due.

E.	Parties acknowledge that Meltech and P.A. Oosterling B.V. have subordinated convertible loans outstanding to EWT of € 350.000 each. The interest due on these loans will be annulled and each of the said loans will, in due time, be converted in 500 Shares each.

It is hereby agreed as follows:

1.	Definitions and interpretation

1.1.	In this Agreement the following words shall, unless the context requires otherwise or unless specified otherwise in this Agreement, have the following meanings: “Accounts” means the financial statements of the Company determined by the Auditor (on the basis of best practice) on an Accounts Date, these financial statements consisting of the balance sheet and, where applicable, the consolidated balance sheet of the Company and the profit and loss account and, where applicable, the consolidated profit and loss account of the Company for the financial period ending on that date, including the explanatory notes and the directors' report; “Accounts Date” means 31 December of each year; “Annual Budget” means the first detailed projected year of the Business Plan as amended from time to time; “Articles” means the articles of association of the Company; “Auditor” means the external auditor of the Company; “BCAG” means Business Creation AG, serving as Manager of the Company; “Business” means the business activities of the Company, which shall comprise of the business activities referred to in Schedule 1, and such other activities as the Shareholders may agree upon in the Business Plan, as amended from time to time;

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“Business Plan” means the business plan of the Company attached hereto as Schedule

2 and any other business plan adopted by the Shareholders;

“Change of Control” means a change of control (fusie) as referred to in Section 1 of the 2000 Merger Code of the Socio Economic Council (SER-besluit Fusiegedragsregels 2000);

“Civil-Law Notary” means a civil-law notary (notaris) at the XX office of XX, or his substitute or successor in office, or any other civil-law notary nominated by the Shareholders;

“Capital gain” means at Exit the proceeds of such transaction minus the invested capital and costs related to such transaction;

“Encumbrance” means any encumbrance or security interest whatsoever, including any mortgage, pledge, right of pre-emption, option, claim, right to acquire, conversion right, third party right, right of set-off, right of counterclaim, title retention, conditional sale arrangement or any other preferential right or agreement of similar effect, including any equivalent of any of the above in foreign law;

“Exit” means the sale of all Shares to a third party

“Manager” means a managing director (statutair bestuurder) of the Company, at present BCAG;

“Offer” means an offer by a third party for all Shares;

“Permitted Transferee” means a company which is a member of the group of any Shareholder and which has agreed in writing to be bound by the terms and conditions of this Agreement upon transfer of Shares to it by such Shareholder;

"Supervisory Board" means the supervisory board of the Company;

“Shares” means shares in the capital of the Company and “Share” means any one of them;

1.2.	In this Agreement, unless specified otherwise:

	a.	“Clause”, “Recital”, “Schedule” or “Annex to a Schedule” means a clause (including all subclauses), a recital, a schedule or an annex to a schedule in or to this Agreement;

	b.	a person is referred to as a “subsidiary” of another person, if the latter person:

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(i)	has the ownership or effective control (directly or indirectly, by itself or together with its group companies (groepsmaatschappijen) of more than 50% of the voting share capital of that other person;

(ii)	has the ability to directly or indirectly effectively exercise more than 50% of the votes on all outstanding shares exercisable at a general meeting of shareholders of that other person;

(iii)	has the right to directly or indirectly appoint or remove directors of that other person holding a majority of the voting rights at meetings of the board;

c.	a “group company” (groepsmaatschappij) shall mean any company which is part of the same group of companies in accordance with section 24.b of Book 2 of the Dutch Civil Code; and “group” shall mean in relation to a company, any company which is part of the same group of companies referred to in section 24.b of Book 2 of the Dutch Civil Code;

d.	the singular includes the plural and vice versa, and each gender includes the other gender;

e.	a heading to a Clause, Schedule or Annex is for convenience only and does not affect in any way the interpretation thereof;

f.	the Schedules, Annexes to Schedules and any other attachments to this Agreement form an integral part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement includes the Schedules, Annexes to Schedules and any other attachments to this Agreement; and

g.	the word “including” means “including, without limitation”.

2.	Participation

2.1.	Subject to:

(i) receipt by the Civil-Law Notary of the contribution in the amount of € 750.000 by DOEN Participaties; and ii) receipt by the Civil-Law Notary of the contribution in the amount of € 380.000 by

Meltech as completing its subordinated loan;

(the "Condition"); and

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subsequent execution of:

A) the notarial deed of issuance of shares in the form of Schedule 4 hereto ("Completion"),

the issued and paid up share capital in the Company consists of € 29.570, divided into 2957 Shares with a nominal value of € 10.- each.

2.2.	Completion shall take place at the offices of Notariskantoor Van den Berg en Mertens, Oostburg, the Netherlands, as soon as possible, and in any event within 3 days, after fulfilment of the Condition. Prior to Completion, DOEN Participaties and Meltech shall have transferred the contribution amount of € 750.000 and € 380.000 respectively, into account number xx.xx.xx.xxx (Derdengelden notariaat Van den Berg en Mertens) at Rabobank in Oostburg. Of this per Share contribution of DOEN Participaties an amount of € 10.- shall be contributed as nominal share capital and € 656,66 as share premium (agio). It is understood that Meltech may become a Shareholder and therefore party tot this Agreement, by exercising its hereby granted conversion right up to the amount of € 250.000 under the same terms and conditions of this Agreement prior to December 31, 2005.

2.3.	After execution of notarial deed of issuance of Shares in the form of Schedule 4 hereto, the Civil-Law Notary shall pay the total amount referred to in Clause 2.2 into account number xx.xx.xx.xxx held by the Company at ABN AMRO, Terneuzen, the Netherlands.

2.4.	Upon such issue the approximate percentages of Shares to be held by the following Shareholders, shall be as follows:

WWT	909 Shares	30.74%
AWE	923 Shares	31.22%
DOEN Participaties	1.125 Shares	38.04%

2.5.	Immediately after signing this Agreement, the following events shall take place:

	a.	WWT and AWE shall execute a shareholders' resolution to issue 1.125 Shares to DOEN Participaties, 23 Shares to AWE and 9 Shares to WWT in the form of Schedule 3 hereto;

	b.	The Manager shall enter into a management agreement with the Company in the form of Schedule 5 hereto;

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3.	Decision-making

3.1.	Each of the Shareholders agrees to exercise its respective rights under this Agreement (insofar as lawfully and reasonably possible) so as to ensure that:

	a.	the Company performs and complies with all applicable laws and regulations in any relevant jurisdiction, all obligations expressed under this Agreement to be imposed on it and that the Company complies with the restrictions imposed upon it under the Articles; and

	b.	the Business is conducted in accordance with sound and good business practice and the highest ethical standards.

3.2.	The following resolutions of the management board or of the general meeting of Shareholders as the case may be, shall require a majority of 65% of the votes in a general meeting of Shareholders where at least 65% of the total issued share capital is represented:

	a.	to issue shares or bonds, grant options (unless granted or issued pursuant to an approved employee share option plan) or comparable rights; limit or exclude pre- emptive rights on issue of shares; waive or limit rights to pay-in capital; or delegate the right to take any of these decisions;

	b.	to repurchase any Shares;

	c.	to amend the Articles (including any reduction of the issued capital of the Company);

	d.	to amend the Approval and Signature Authority as in Schedule 6 hereto;

	e.	to adopt the Annual Accounts and declare or pay dividends;

	f.	to appoint, suspend and/or dismiss a Manager;

	g.	to dismiss more than 10% of the workforce;

	h.	to approve the Business Plan and the Annual Budget, including any long-term financial planning and strategy;

	i.	to enter into any loan or credit agreement, other than related to project financing in excess of € 250.000 (two hundred fifty thousand euros);

	j.	to enter into any investment or any acquisition of assets having a value in any financial year in excess of € 200.000 (two hundred thousand euros) severally, or in the aggregate and on a consolidated basis;

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k.	to enter into any investment or any acquisition of assets having a value in any financial year of more than € 10.000 (ten thousand) but less than € 200.000 (two hundred thousand euros) severally, or in the aggregate and on a consolidated basis, such unless part of the latest approved Business Plan;

l.	to develop intellectual industrial property or research efforts of specific strategic and fundamental nature (such as off-shore related);

m.	to take any of the decisions mentioned under a through m with respect to a subsidiary of the Company.

Further detailed internal decision-making procedures, including responsibilities delegated to the Supervisory Board can be found in Schedule 6 hereto.

3.3.	It is agreed between Parties, that no Shareholder shall unreasonably withhold its approval to a proposal or a resolution pursuant to this Clause 3, if giving effect to such proposal or such resolution is in the reasonable best interests of the Company.

3.4.	It is agreed between Parties that the general meeting of Shareholders shall grant discharge to the Manager if and when the Annual Accounts have been approved and adopted.

4.	Management Board

4.1.	After Completion, BCAG shall remain Manager under the renewed management agreement, unless and until the general meeting of Shareholders decides otherwise.

4.2.	The Company shall be appointed as sole managing director (bestuurder) of each subsidiary of the Company (if acquired or incorporated, as the case may be) and the Company shall at all times use its voting rights in such subsidiaries and its position as managing director of such subsidiaries, to procure that full effect is given to the terms of this Agreement, and each of the subsidiaries of the Company complies with this Agreement as if it was bound by it on terms and conditions, equal to those applicable to the Company.

5.	Supervisory Board

5.1.	Pursuant to this Agreement the Supervisory Board shall consist of five members to be appointed as follows:

	a.	one member shall be appointed pursuant to a binding nomination by BCAG; BCAG has appointed Mr. Gerry van der Sluys who, in line with the management

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agreement, also functions as delegate member of the Supervisory Board. BCAG has named Mr. Piet Hein Boogerd of BCAG as his replacement if so required by circumstances;

b.	one member shall be appointed pursuant to a binding nomination by DOEN Participaties;

c.	one member shall be appointed pursuant to a binding nomination by WWT; WWT has appointed Mr. Joost Oosterling;

d.	one member shall be appointed pursuant to a binding nomination by AWE; AWE has appointed Mr. Hal Dickout;

e.	one independent member (chairman) by binding joint nomination of the other four members. Currently, Mr. Ron Barbé fulfils the position of chairman of the Supervisory Board and will continue to do so until further notice.

5.2.	The delegated authorities to the Supervisory Board have been defined in the approval and signature authority as in Schedule 6 hereto.

6.	Objectives and reporting

6.1.	The Company shall, taking into account this Agreement, conduct the Business in accordance with the Articles, the Business Plan and the reasonable joint instructions of the Shareholders.

6.2.	The Company shall keep accurate books of accounts and related records, and shall deliver to the Shareholders:

	a.	within 15 business days after the end of each calendar month, the internally prepared monthly profit and loss statement and cash flow statement;

	b.	within 15 business days after the end of each quarter, the internally prepared quarterly balance sheet;

	c.	within three months after the end of each Accounts Date, the audited Accounts, prepared by the Auditor; and

	d.	on or before 31 October in each year a detailed draft of the Business Plan for the Company (including estimated major items of revenue and capital expenditure) for the following calendar year, and an accompanying cash flow forecast, together with a balance sheet showing the projected position of the Company as at the end of the following calendar year.

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7.	Restrictions on Share transfers, change of control

7.1.	Each Shareholder may at all times sell and transfer all (but not less than all) of its Shares to (or in favour of) a Permitted Transferee, provided that:

	a.	the selling Shareholder has notified the other Shareholders and the Company of its intention to do so at least 20 business days in advance;

	b.	the Permitted Transferee as of the date of such transfer becomes a party to this Agreement and be bound by the terms and conditions hereof by entering into an accession agreement with the other Shareholders; and

	c.	the selling Shareholder will be jointly liable with the Permitted Transferee for the performance of its obligations hereunder.

7.2.	Except as indicated in Clause 7.4, no Shareholder may sell or transfer any of its Shares to any person other than a Permitted Transferee. However, each Shareholder may sell and transfer all or part of its Shares to any third party provided that (other than in the event of a transfer to a Permitted Transferee): · the selling Shareholder shall first have offered all of its Shares subject to the offer of such third party in writing to the other Shareholders. The offer must specify the number of Shares, the price and other material conditions of the offer and the identity of the relevant third party; and

•	if the non-selling Shareholders have not accepted such offer in writing as under the previous bullet for the amount of Shares they wish to reflect upon and against the terms and conditions offered by the relevant third party to the selling Shareholder and have not accepted transfer of, all or part of, the Shares within 20 (twenty) business days after the offer has been made, the selling Shareholder shall during a subsequent 3 (three) months period be entitled to sell and transfer all or part of its remaining Shares to the aforementioned third party at the price in cash and under the conditions that were offered by the selling Shareholder to the other Shareholders under this Clause 7.2; and

•	a selling Shareholder may only sell and transfer its Shares as per this Clause 7.2, if the third party involved agrees to be bound to the terms and conditions of this Agreement upon transfer of the Shares by acceding to this Agreement.

7.3.	In the event of a proposed sale of Shares to a third party (other than a Permitted Transferee) by a selling Shareholder in accordance with Clause 7.2, any other

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Shareholder shall be entitled to notify the selling Shareholder within 20 (twenty) business days after the offer in writing that it wishes to sell and transfer its Shares along with the selling Shareholder to the same third party and for the same price and conditions of the offer (tag-along). Upon receipt of such notice, the selling Shareholder shall only be entitled to sell and transfer its Shares to such third party, if such third party also acquires at the same time and at the same price the pro rata parte Shares of such other Shareholder.

7.4.	The Shareholders agree that if a third party makes an Offer, the Shareholders shall decide in a general meeting of Shareholders whether the Offer is acceptable. If in such general meeting of Shareholders it is decided that the Offer is acceptable, with the percentage of votes mentioned in Clause 3.2, all Shareholders shall be obliged to sell and transfer their Shares to such third party under the terms and conditions specified in the Offer (drag-along). In the event of such a sale, the terms and conditions of the sale shall apply equally to all Shareholders and the proceeds of the sale shall be distributed as described in Clause 8.2. For the purpose of this Clause 7.4, each Shareholder hereby gives an irrevocable power of attorney to the Company to, on its behalf, perform all acts, exercise any and all voting rights accruing to him and sign and execute all documents that are necessary in relation to the transfer of the Shares held by it to the third party that made the Offer.

7.5.	For the purpose of this Clause 7 and subject to such Clause being enforced, each Shareholder shall waive its pre-emptive rights under the Articles.

7.6.	In the event of a Change of Control in respect of a Shareholder, without the joint prior written approval of the general meeting of Shareholders, which approval shall not be unreasonably withheld, the Shareholder in respect of whom a Change of Control occurs shall be obliged to offer its Shares to the other Shareholders pro rata parte their shareholdings in the Company against the par value of such Shares.

7.7.	Each shareholder hereby gives an irrevocable power of attorney to the Company to, on its behalf, perform all acts, exercise any and all voting rights accruing to it and sign and execute all documents that are necessary in relation to the transfer of the Shares pursuant to this Clause 7 and Clause 13.5.

8.	Distribution of dividends and Capital Gain

8.1.	The Company will distribute dividends (whenever they occur) as follows:

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a.	10% of the total dividend sum pro rata parte to the Shareholders mentioned in this Agreement and potential future shareholders entering into this Agreement under the exact same terms and conditions. For the avoidance of doubt: this group of Shareholders consists of WWT, AWE, DOEN Participaties and, if and when they become Shareholders, Meltech and the Strategic Investor in their capacity as mentioned in Recital C;

b.	the remaining 90% of the total dividend sum pro rata parte to all existing Shareholders at the time of declaration of such dividends.

8.2.	The Company will distribute Capital Gains resulting from an Exit as follows:

	a.	10% of the Capital Gain pro rata parte to the Shareholders mentioned in this Agreement and potential future shareholders entering into this Agreement under the exact same terms and conditions. For the avoidance of doubt: this group of Shareholders consists of WWT, AWE, DOEN Participaties and, if and when they become Shareholders, Meltech and the Strategic Investor in their capacity as mentioned in Recital C.;

	b.	25% in case the IRR is below 40% per annum or 35% in case the IRR is higher than 40% per annum, of the remaining 90% of the Capital Gain to the Manager as defined in the management agreement as in Schedule 5 hereto;

	c.	the remaining part of the Capital Gain pro rate parte to all existing Shareholders at the date of the Exit.

9.	Restrictive covenants

9.1.	Other than provided for in Clause 13.6, during the term of this Agreement and during a period of two years following the moment that this Agreement will cease to have an effect vis-à-vis a Shareholder, such Shareholder shall not, whether alone or jointly with another person and whether directly or indirectly, do (and procure that no member of its group does) any of the following:

	a.	carry on, be engaged in, be involved in or have any other interest in (except as the holder of securities traded on a recognised stock exchange which do not exceed five per cent in nominal value of the securities of that class) any business which is in the same field (manufacturing and sales of wind turbines) as the Business;

	b.	in relation to any goods or services supplied by the Company, solicit or entice the custom of any person with whom business activities have been conducted or who

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was a customer of or in the habit of doing business with the Company or whose business was solicited by the Company (other than by way of general advertising);

c.	use its knowledge of or influence over any customer or potential customer of the Company to the detriment of the Company or for its own benefit or for the benefit of any other person carrying on business in the same or a similar field as the Business;

d.	solicit or endeavour to entice away, offer employment to or offer any contract for services to any person who is or was an employee of the Company; or

e.	seek to contract with or engage any person who has contracted with or engaged to manufacture, assemble, supply or deliver products or goods, materials or services to the Company during the last year prior to the moment that this Agreement will cease to have an effect vis-à-vis a Shareholder, without the prior written approval of the Company, which approval will not be unreasonably withheld.

9.2.	Clause 9.1.a shall not apply for AWE provided that, and as long as, it operates as a licensee of EWT as stipulated in the license agreement in Schedule 7 hereto. For the avoidance of doubt, Clause 10 and Clause 11 will apply in such case.

9.3.	Only in case of liquidation, wind-up, bankruptcy or any other definitive failure of EWT, the two year period mentioned in Clause 9.1 shall not apply to WWT. Furthermore, being part of its core business, WWT may also act as arms’ length supplier to third parties active in wind energy. For the avoidance of doubt, Clause 10 and Clause 11 will apply in such cases.

9.4.	No Party shall, whether alone or jointly with another person and whether directly or indirectly do (and procure that none of its group companies do), any of the following:

	a.	use or procure or permit the use of any name identical or similar to, or including the word(s) Lagerwey, Directwind, DW, LW, EWT or of any distinctive mark, style or logo used by the Company; or

	b.	do or say anything which may harm the goodwill or reputation of the Company or which may lead any person to cease to do business with the Company on substantially equivalent terms to those previously offered or which may lead any person not to engage in business with the Company.

	c.	Each Party acknowledges that each restriction in Clause 9.1 and this Clause 9.4 constitutes an entirely separate and independent restriction.

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9.5.	DOEN Participaties shall not be restricted in participating in any business activities which are in the same field or in a similar field as the Business, provided that DOEN

Participaties shall notify the Company and the other Shareholders prior to such participation. For the avoidance of doubt, Clause 10 and Clause 11 will apply in such case.

10.	Confidentiality

10.1.	Each Party shall treat as strictly confidential, and shall not disclose to any other person, any information that was received or obtained (either prior, or after the date hereof) in connection with the entry into or performance of this Agreement, the negotiations relating to this Agreement or the investigations and provision of information preceding this Agreement, and that relates to:

	a.	the provisions or subject matter of this Agreement or any document referred to in this Agreement; or

	b.	the Company and the Business.

10.2.	A Party may disclose any confidential information as described in Clause 10.1 to a third party if and to the extent:

	a.	required by the law of any relevant jurisdiction or for the purposes of any legal proceeding;

	b.	required by any recognised securities exchange or by any regulatory or governmental body with jurisdiction over the Party;

	c.	the information has become generally available to the public through no breach of this Agreement; or

	d.	required to enable a Party to enforce its rights or remedies under this Agreement. but any such information shall only be disclosed, where practicable and legally permitted, after consultation with the other Parties.

11.	Penalty

In the event of any breach of any provision in Clause 9 and Clause 10 by any Party, the Party in breach shall immediately forfeit a penalty of € 50.000 for any such breach and a penalty of € 5.000 per day for every day such breach continues.

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These penalties shall be payable to each Shareholder (not being a Party in breach) pro rata parte their shareholdings in the Company and shall not be subject to set off or compensation and shall not prejudice any right of a Party to seek full compensation for all damage incurred as a result of or in connection with such breach and shall not prejudice the right to enforce performance of this Agreement.

12.	Announcements

12.1.	Parties have the intention to optimize the use of their respective marketing instruments, whereby the name and the logo of the Company and of Shareholders may be used.

12.2.	No Party shall, at any time make or issue any announcement, circular or other publicity relating to any matter referred to in this Agreement or in any agreement referred to herein without prior consultation with the other Parties.

12.3.	Clause 12.1 does not apply to any announcement, circular or other publicity that is required by law in any relevant jurisdiction or by the rules or regulations of any recognised securities exchange or of any regulatory or governmental body, in which event the Party making or sending the announcement, circular or other publicity shall, as far as practicable, consult with the other Parties as to the form and content of such announcement.

13.	Duration and termination

13.1.	This Agreement shall be effective as of the date of execution hereof by the last Party to sign this Agreement and shall thereafter continue for an indefinite period of time.

13.2.	This Agreement shall cease to have effect as regards any Shareholder who ceases to hold any Shares having complied with the provisions of this Agreement.

13.3.	This Agreement will automatically expire by the acquisition of all issued and outstanding Shares by one Shareholder or any third party.

13.4.	In the event of (i) an application for a declaration of bankruptcy or any similar proceeding (faillissementsaanvraag), a bankruptcy (faillissement), suspension of payments (surséance van betaling) or dissolution of a Shareholder or (ii) a material breach by a Shareholder of its obligations under this Agreement that is incapable of being remedied within 10 business days, this Agreement may immediately be terminated vis-à-vis the first Shareholder by the other Shareholders acting together, in which event this Agreement shall remain into existence between the other Shareholders.

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13.5.	The Shareholder in respect of whom this Agreement has been terminated in accordance with Clause 13.4, shall be deemed to have irrevocably offered for sale its Shares to the other Shareholders pro rata parte their shareholding in the Company against the par value of such Shares. In this event Clause 7.7 shall apply.

13.6.	A termination of this Agreement vis-à-vis one or more of the Shareholders, other than by the transfer of Shares pursuant to an Offer, does not affect the continued application of those provisions hereof which are intended to continue to apply after the termination hereof, including Clause 7.1.c, Clause 9, Clause 10, Clause 11, Clause 12 and Clause 15.

14.	Miscellaneous

14.1.	All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be sent by registered mail, by courier, by facsimile transmission or by e-mail to the following addresses unless and until a Party notifies the other Parties in accordance with this Clause 14.1 of another address: If to WWT:

Attn: J. Oosterling
Buys Ballotstraat 9
4507 DA Schoondijke
Tel: +31 (0) 117 402046
Fax: +31 (0) 117 401923

If to AWE:

Attn: H.C.F. Dickout
24 Palace Arch Drive
Toronto, ON M9A 2S1
Canada
Tel: +1 (0) 416 233 5670
Fax: +1 (0) 416 233 6493

If to Meltech:

Attn: I.L.G. van Melle
Beethovenlaan 10
1411HR Naarden
Tel: +31 (0) 6 53846594

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If to DOEN Participaties:

Attn: L.D. Rooseboom / T. Wierda
Postbus 194
3950 AD Maarn
Fax: +31 (0)343 432288

If to the Company:

Attn: G. D. van der Sluys / N.C.F. Bolleman Dr. Huizingastraat 28 4507 AB Schoondijke Fax: +31 (0)117 343110

14.2.	Each of the Parties acknowledges that the Civil-Law Notary is associated with XX and that it is aware of the guidelines on associations between civil law notaries (notarissen) and lawyers (advocaten) established by the Board of the Royal Notarial Society (Koninklijke Notariële Beroepsorganisatie).

14.3.	Unless provided otherwise in this Agreement, no Party may assign any of its rights or obligations arising under this Agreement without the prior written consent of the other Parties. No Shareholder may create any Encumbrance on its Shares.

14.4.	Unless provided otherwise in this Agreement, the Parties shall each pay their own costs, charges and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement. The costs related to the preparation of this Agreement and the documents referred to herein shall be borne by the Company.

14.5.	Any amendment of this Agreement is not valid unless and until it is in writing and has been signed by or on behalf of each of the Parties.

14.6.	If part of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound to the remaining part. In that event, the Parties shall replace the invalid or non- binding part by provisions that are valid and binding and that have, to the greatest extent possible, a similar effect as the invalid or non-binding part, given the contents and purpose of this Agreement.

14.7.	The Articles shall be interpreted and construed in accordance with the provisions of this Agreement. If there is any conflict between the provisions of this Agreement and the Articles, the provisions of this Agreement shall prevail between the Parties and each Party shall (i) exercise all voting and other rights and powers available to it accordingly

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(including its right to amend the Articles) and (ii) waive any right of it under the Articles so as to give effect to the provisions of this Agreement.

14.8.	Each of the Parties shall take all actions and do all things which are necessary or appropriate to give full effect to the provisions of this Agreement, including the use of voting rights on the Shares, or on shares in subsidiaries of the Company.

14.9.	A single or partial exercise of any right or remedy under this Agreement by any Party shall not preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy. A waiver of any breach of this Agreement by any Party shall not be deemed to be a waiver of any subsequent breach.

14.10.	This Agreement may be entered into by a Party by way of executing a separate counterpart, which shall be deemed an original, but it shall not be effective until each Party has executed at least one counterpart. Each counterpart, when executed, shall constitute an original, and all counterparts shall together constitute one and the same instrument.

14.11.	This Agreement (together with all documents referred to in it and executed at the date hereof) constitutes the entire agreement and understanding of the Parties with respect to its subject matter and replaces and supersedes all prior agreements, arrangements, undertakings or statements regarding such subject matter.

15.	Governing law and jurisdiction

15.1.	This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

15.2.	For the purpose of this Agreement, including the service (betekening) of litigation documents such as a writ of summons, a statement of claim or a legal judgement, the Parties elect to have their domiciles at the addresses referred to in Clause 14.1.

15.3.	Any dispute arising out of or in connection with this Agreement or any agreement arising out of this Agreement shall be exclusively submitted to the court in Amsterdam that has jurisdiction.

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In witness whereof, agreed upon and signed on July 20, 2005 in Oostburg by:

/s/ Signed
___________________________________

Wind en Water Technologie B.V.
name: J.I. Oosterling
position: director

/s/ Signed
___________________________________

Americas Wind Energy, Inc.
name: H.C.F. Dickout
position: director

/s/ Signed
___________________________________

Meltech Holding B.V.
name: I.L.G. van Melle
position: director

/s/ Signed
___________________________________

DOEN Participaties B.V.
name: L. D. Rooseboom
position: director

/s/ Signed
___________________________________

Emergya Wind Technologies B.V.
name: Business Creation AG
position: director